U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 26, 2005

VION PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26534	13-3671221
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Science Park, New Haven, CT	06511
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 498-4210

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01    Entry into a Material Definitive Agreement

On September 26, 2005 Vion Pharmaceuticals, Inc. (the "Company") announced that, as of June 30, 2005, it had exercised its option and entered into an exclusive license agreement with a group of inventors from the Institute of Pharmacy and the Institute of Medical Chemistry and Biochemistry at the University of Innsbruck and Austria Wirtschaftsservice Gesellschaft m.b.H. ("aws"), related to a group of heterocyclic hydrazone compounds covered by patents or patent applications in North America and Europe. Heterocyclic hydrazones are anticancer compounds that have demonstrated potent anti-tumor effects in preclinical studies.

The Company had previously announced the execution of a research collaboration and option agreement with the inventors and aws in December 2003. During the period of this agreement, Vion evaluated several compounds in preclinical studies and determined to enter into the license agreement. The Company will make/made a payment of $37,500 upon exercise of the option to enter into the exclusive worldwide license. The license agreement calls for the milestone payments to be paid based on the progress of product development, and royalties based on product revenues. The license is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 8.01    Other Events

On September 26, 2005, the Company issued a press which is attached hereto as Exhibit 99.1, and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(c)    Exhibits.

Exhibit 10.1Amended Exclusive License Agreement, by and among Dr. Johnny Easmon, Prof. Dr. Gottfried Heinisch, Dr. Gerhard Purstinger, Prof. Dr. Heinz-Herbert Fiebig, Prof. Dr. Johann-Hofmann, Austria Wirtschaftsservice Gesellschaft M.B.H. and the Company, dated as of June 30, 2005.**

Exhibit 99.1Press release dated September 26, 2005.

** Certain portions of this exhibit have been omitted pursuant to a request for an order granting confidential treatment by the Securities and Exchange Commission to Exhibit 10.43 of the Company's Annual Report on Form 10-K/A for the period ended December 31, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VION PHARMACEUTICALS, INC.
Date: September 28, 2005	By:	/s/ Howard B. Johnson
	Name:	Howard B. Johnson
	Title:	President and Chief Financial Officer

EXHIBIT INDEX

10.1	Amended Exclusive License Agreement, by and among Dr. Johnny Easmon, Prof. Dr. Gottfried Heinisch, Dr. Gerhard Purstinger, Prof. Dr. Heinz-Herbert Fiebig, Prof. Dr. Johann-Hofmann, Austria Wirtschaftsservice Gesellschaft M.B.H. and the Company, dated as of June 30, 2005.**

99.1	Press release dated September 26, 2005.

** Certain portions of this exhibit have been omitted pursuant to a request for an order granting confidential treatment by the Securities and Exchange Commission to Exhibit 10.43 of the Company's Annual Report on Form 10-K/A for the period ended December 31, 2003.